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                                                                      Exhibit 11
                               CityFed Financial Corp.
                Statement Regarding the Computation of Per Share Loss


                                                               Three Months Ended
                                                                   March 31,

                                                            1996              1995

       Computation of Loss Per Share

       Weighted average number of shares outstanding       18,714,646         19,714,646
       Loss applicable to common stock:1

               From continuing operations                $(2,102,000)       $(2,078,000)
                                                         ============       ============
               From discontinued operations              $(3,950,000)       $         -
                                                         ============       ============

               Net Loss                                  $(6,052,000)       $(2,078,000)
                                                         ============       ============

       Loss per share:
               From continuing operations                     $(0.11)            $(0.11)
                                                             ========           ========

               From discontinued operations                   $(0.21)            $     -
                                                             ========           ========
               Net Loss                                       $(0.32)            $(0.11)
                                                             ========           ========

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     1        Losses  applicable  to  Common Stock  are  net of  preferred stock dividends for the three months ended  March 31, 1996 and 1995 in the amount of $2,159,000 in each period.
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